Exhibit 99.1
BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BioTime, Inc. and Embryome Sciences, Inc. Launch Embryome.com and the International Embryome Initiative

ALAMEDA, CA, June 27, 2008 – BioTime, Inc., (OTCBB: BTIM) and its wholly-owned subsidiary Embryome Sciences, Inc. announced today the launch of Embryome.com and the International Embryome Initiative, an international collaboration with scientists around the world to create the first systematic map of all the cell types derived from human embryonic stem cells. In a paper published today titled “The International Embryome Initiative: A Collaborative Database for Navigating the Complexities of Human Embryonic Stem Cell Differentiation,” available online at  www.futuremedicine.com/loi/rme, BioTime and Embryome Sciences describe the collaboration to map the “embryome” in a manner similar to the international initiatives to map the human DNA or genome in the 1990s. While the database launched today at Embryome.com is currently populated with nearly 2,000 distinct cell types, the complete map will require the collective efforts of hundreds of scientists over the coming months.

The California Institute for Regenerative Medicine, which is the funding arm of the $3 billion California stem cell initiative, has agreed to be the first subscriber to all features of the database on behalf of all researchers residing within the state of California. Details are available at log in to the database at www.embryome.com.

“Human embryonic stem (hES) cells have the innate potential to become all of the diverse cell types of the human body,” said Dr. Michael D. West, CEO of BioTime and Embryome Sciences. “However, understanding how to control and use that potential is the greatest challenge in the field of regenerative medicine today. The sheer complexity of cell types and the lack of an international standard of the markers that distinguish the cell types are slowing the advance of the field. We hope this collaborative map will speed the day when life-saving therapies can be translated from the laboratory to the host of patients suffering from life-threatening disease.” Like other collaborative databases, Embryome.com offers an online discussion forum where scientists can debate issues, exchange ideas, and transmit data related to stem cell research for the data base. An editorial board will ultimately control the content of the site.

At Embryome.com, Embryome Sciences and other companies will market a host of specialty research products and supplies, including ESpanTM cell culture media, for scientists to use in the field of stem cell research. Other products that Embryome Sciences has planned for future sale on Embryome.com include ESpyTM cell lines, which will be gene trapped and constitutive derivatives of hES cells that send beacons of light in response to the activation of particular genes.  The progenitor ESpy™ cell lines will be produced and distributed in joint efforts with Lifeline Cell Technology, LLC utilizing Embryome Sciences’ proprietary “Embryomics™” technology, International Stem Cell’s proprietary parthenogenetic stem cell lines derived from unfertilized human eggs, and technology and approved hES cell lines licensed by BioTime from the Wisconsin Alumni Research Foundation (WARF).  Data on these cell lines also will be presented on the embryome.com online database.

According to Dr. West, “While many have focused on the therapeutic opportunities of hES cells, and the generous $3 billion of funding provided by the State of California to fund this research, we believe that the greatest rate of return on investment may be in commercializing research products.  We intend to win the race to profitability in this important field of medicine.”

About BioTime, Inc. (BTIM.OB):

BioTime, headquartered in Alameda, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. where it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com.  Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and ESpanTM are trademarks of BioTime, Inc.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390

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